Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Virgin Media Inc. for the registration of 25,769,060 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements and financial statement schedule of Virgin Media Inc., and the effectiveness of internal control over financial reporting of Virgin Media Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

London, England	/s/ Ernst & Young LLP
February 26, 2009	Ernst & Young LLP